EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Receives Additional DOE Approval, Authorization to Export Natural Gas as LNG to all LNG Importing Nations Concluded

Houston, Texas - May 20, 2011 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that on May 20, 2011, its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), received an order from the U.S. Department of Energy (“DOE”) with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as liquefied natural gas (“LNG”) to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible. This order expands upon the authorization Sabine Liquefaction received in September 2010, which authorized the exports of natural gas as LNG to all current and future Free Trade Agreement countries, and concludes one of the key regulatory requirements necessary for the Sabine Pass liquefaction expansion project.
Under the order, Sabine Liquefaction received long-term, multi-contract authority to export on its own behalf, or as agent for others, up to the equivalent of 803 Bcf per year (approximately 16 million metric tons per annum (“mtpa”)) of domestically produced natural gas as LNG. The authorization commences the earlier of the first export or five years from the date of issuance of the authorization. The authorization is conditioned upon the satisfactory completion of the FERC review process and upon Sabine Pass commencing export operations within seven years of the issuance of the order.
“This concluding authorization by the DOE is a significant milestone for our liquefaction expansion project at Sabine Pass that will transform our terminal into the first bi-directional LNG processing facility capable of importing and exporting LNG. Our terminal, designed with substantial operating flexibility and strategically located on the Gulf of Mexico, will provide customers the option to purchase or sell LNG from and to U.S. markets,” said Charif Souki, Cheniere Partners' Chairman and CEO. “This is possible only because of the unique depth of the markets in the Gulf Coast, both on the production and consumption side; with approximately 30 Bcf/d of fully integrated physical supply, pipeline infrastructure, storage, and market delivery capability. With the unprecedented growth in unconventional reserves, supply of natural gas continues to outpace demand dramatically. There are currently an estimated 3,500 wells that have been drilled but not completed with the potential to continue to boost production. The U.S. has an opportunity to become a significant supplier in the global energy markets.”
Mr. Souki added, “The ability to export natural gas will further stabilize production for U.S. consumers, stimulate the economies through job creation and provide a boost to American global competitiveness. Exports will promote domestic production of U.S. energy and help reduce our country's reliance on foreign sources. Additionally, exports will further advance public initiatives, such as improving the U.S. balance of trade, advancing national and foreign security interests by diversifying global natural gas supplies and replacing environmentally damaging fuels with a cleaner source. We look forward to being able to participate in such an important event for the U.S. and worldwide natural gas markets.”

Summary Project Update

Sabine Liquefaction will contemplate making a final investment decision to commence construction upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate project and equity financing. Based on current estimates, construction is expected to commence in 2012 with operations commencing as early as 2015.

To date, Sabine Liquefaction has entered into non-binding MOUs for an aggregate of up to 9.8 mtpa of processing capacity, well exceeding the targeted capacity of 7.0 mtpa to complete the first two trains. Sabine Liquefaction has begun the process of converting the MOUs into definitive agreements whereby customers will secure their processing capacity under long-term take-or-pay contracts. For those customers that are still in preliminary discussions and have not signed an MOU, Sabine Liquefaction will proceed directly to negotiating definitive agreements. Given the level of interest in the project, we expect to construct all four trains with one train completed every six to nine months beginning in the first half of 2015.

Summary Project Timeline
Milestone                        Estimated Completion
DOE export authorization                    Approved
Enter into definitive commercial agreements            Mid 2011
EPC contract                            2H2011
Financing commitments                        2H2011
FERC construction authorization                    2012
Commence construction                        2012
Commence operations                        2015

Cheniere Partners has placed all of the documentation pertaining to the liquefaction project, including the applications and supporting studies on its website located at http://www.cheniereenergypartners.com.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.
As currently contemplated, the Sabine Pass liquefaction project would be designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.0 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals and (iii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners' LNG terminal and liquefaction business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259